Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2006-05
	Ken Whitehurst	Seth Moskowitz
	(336) 741-0951	(336) 741-7698
RAI Reports Strong Full Year and Fourth Quarter 2005 Results;
Announces Full Year Guidance for 2006
WINSTON-SALEM, N.C. — Feb. 8, 2006 — Reynolds American Inc. (NYSE: RAI) today reported strong full-year and fourth-quarter 2005 financial results, and announced its full-year guidance for 2006.
“Reynolds American is off to a great start,” said Susan M. Ivey, RAI’s chairman, chief executive officer and president. “In 2005, we successfully rolled out R.J. Reynolds’ portfolio strategy, captured an additional $350 million in merger synergies and completed the majority of our integration efforts. Our fourth-quarter and full-year 2005 results demonstrate the significant progress we are making in building a stronger business that delivers sustained earnings growth.”
In addition, Ivey said, “To further enhance shareholder value, we raised our dividend by 31 percent, to $5.00 a share. In doing so, we established a dividend that returns approximately 75 percent of Reynolds American’s net income to shareholders.”
RAI’s fourth-quarter and full-year results follow in two sections: one that presents measurements reported in accordance with U.S. generally accepted accounting principles (GAAP); and a second section that provides certain pro forma GAAP measurements, to provide additional perspective on the company’s performance.
GAAP (As Reported) Fourth Quarter and Full Year Results — Highlights

	Fourth Quarter			Full Year
			%			%
(dollars in millions, except per-share amounts)	2005[1]	2004[2,3]	Change	2005[1]	2004[2,3]	Change
Net sales	$2,047	$2,001	2.3%	$8,256	$6,437	28.3%
Operating income	$218	$49	344.9%	$1,459	$882	65.4%
Net income	$297	$76	290.8%	$1,042	$688	51.5%
Net income per diluted share	$2.01	$0.51	294.1%	$7.06	$6.17	14.4%

1.	Fourth-quarter and full-year 2005 operating results include $200 million in non-cash trademark and goodwill impairments. Fourth-quarter and full-year 2005 net income also reflect the additional benefits of $133 million from the favorable resolution of prior years’ tax matters, including an extraordinary gain; and an incremental $2 million gain on the 1999 sale of RJR’s international tobacco business to Japan Tobacco. Full-year 2005 operating results also include $52 million in incremental charges related to Phase II tobacco grower obligations; $81 million in incremental charges related to the stabilization inventory pool losses associated with the tobacco quota buyout program (FETRA); and the benefit of a $79 million Phase II growers’ trust offset. Full-year 2005 operating results include net charges of $24 million related to the second-quarter sale of R.J. Reynolds’ packaging business. After-tax numbers are shown in the attached financial schedules.
(more)

2.	Fourth-quarter and full-year 2004 operating results include the benefit of a $69 million Phase II growers’ trust offset. This benefit was offset by: fourth-quarter and full-year net charges of $30 million and $5 million, respectively, for restructuring charges; fourth-quarter non-cash trademark impairment charges of $199 million; and $50 million in legal settlements for the year (which include fourth-quarter charges of $17 million to settle the California MSA advertising case and a first-quarter charge of $33 million related to the settlement of the tobacco growers’ lawsuit). After-tax numbers are shown in the attached financial schedules.

3.	2004 net income includes $175 million in favorable resolutions of prior years’ tax matters, with $30 million in the fourth quarter, and a third-quarter $49 million gain on RJR’s acquisition of Nabisco Group Holdings in 2000. 2004 net income also includes a $12 million gain on the 1999 sale of RJR’s international tobacco business to Japan Tobacco, with $11 million in the fourth quarter.
GAAP Balance Sheet Highlights (as of Dec. 31, 2005)

•	Cash and short-term investments:	$2.7 billion
•	Debt:	$1.7 billion
•	Equity:	$6.6 billion
•	Dividend:	$1.25 per share quarterly
$5.00 per share annualized
Fourth Quarter Financial Results (GAAP)
On a GAAP basis, fourth-quarter 2005 net sales were $2.05 billion, up 2.3 percent from the prior-year period. The increase was due to improved pricing and a prior-year returned goods charge, partially offset by volume declines.
Fourth-quarter 2005 operating income was $218 million, up 344.9 percent from the prior-year period. This was primarily due to the factors that affected net sales, as well as the benefits of incremental merger-related synergies, reduced merger-related costs and lower restructuring charges. These were partially offset by a Phase II growers trust benefit in the prior-year quarter. In addition, fourth-quarter operating income was reduced by approximately $200 million in non-cash impairment charges in both 2005 and 2004.
Net income was $297 million, up 290.8 percent compared with the prior-year quarter. This reflected the after-tax impact of the factors cited above, as well as an additional net benefit from favorable settlements of prior years’ tax matters that were recorded during the fourth quarters of both years. Fourth-quarter earnings per diluted share were $2.01, up 294.1 percent from the prior-year period.
A table that details significant items that were included in GAAP results during the fourth-quarter periods of 2004 and 2005 is attached.
Full Year Financial Results (GAAP)
For full-year 2005, net sales were $8.26 billion, up 28.3 percent from 2004. The increase was primarily due to incremental revenues resulting from the July 30, 2004, business combination of R.J. Reynolds Tobacco Company and the U.S. business of Brown & Williamson Tobacco Corporation (B&W), as well as improved pricing.
Operating income for the full year was $1.46 billion, up 65.4 percent from the year-ago period. This reflected the same factors that impacted net sales, as well as merger-related synergies and lower merger-related costs. These were partially offset by higher MSA and tobacco quota buyout expenses, as well as charges related to settlements and the sale of R.J. Reynolds’ packaging business.
Full-year 2005 net income of $1.04 billion was up 51.5 percent from the prior year. This reflected the after-tax net benefit of the full-year factors cited above, partially offset by a reduction in the amount of income from favorable tax resolutions recorded in 2005 compared with that in 2004. Earnings per diluted share were $7.06, up 14.4 percent from 2004.

Operating Company Volume
The following table summarizes fourth-quarter and full-year 2005 U.S. cigarette shipment volume for RAI’s operating companies. The full-year volume increases were driven by the addition of former B&W brands and Lane Limited brands, beginning July 30, 2004.

	For the Three Months				For the Year
	Ended Dec. 31			Ended Dec. 31
			%			%
(volume in billions of units)	2005	2004	Change	2005	2004	Change
R.J. Reynolds volume	26.6	28.0	(4.9)%	107.4	91.6	17.2%
Full-price	16.2	16.6	(2.3)%	64.8	57.0	13.8%
Savings	10.4	11.4	(8.6)%	42.6	34.6	22.8%
Other volume[1]	0.6	0.6	7.3%	2.5	2.2	10.4%
Total domestic volume[2]	27.3	28.6	(4.6)%	109.8	93.8	17.0%

1.	Other volume includes U.S. cigarette volume for Santa Fe Natural Tobacco Co., Lane Limited, Puerto Rico and other U.S. territories.

2.	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis. Percentages are calculated from unrounded volume numbers.
Industry Volume and Mix
Based on information from Management Science Associates, Inc. (MSAi), industry volume for the fourth quarter of 2005 was 93.9 billion units, down 5.2 percent from the prior-year period. The industry’s full-price mix was 71.1 percent for the fourth quarter of 2005, up 1.8 percentage points from the year-ago quarter.
Full-year 2005 industry volume was 381.0 billion units, down 3.4 percent from the prior-year period. Industry full-price mix for the year was 71.2 percent, up 1.6 percentage points compared with 2004.
Pro Forma GAAP Results
The following results are presented as if the business combination had been completed as of Jan. 1, 2004 (pro forma GAAP basis). A table that reconciles GAAP to pro forma GAAP is attached. This table also details significant adjustments that were included in GAAP earnings during the fourth-quarter and full-year periods of 2004 and 2005.
Pro Forma GAAP Fourth Quarter and Full Year Results — Highlights1

	Fourth Quarter			Full Year
			%			%
(dollars in millions)	2005	2004	Change	2005	2004	Change
Net sales	$2,047	$2,001	2.3%	$8,256	$8,285	(0.4)%
Operating income	$218	$79	175.9%	$1,459	$1,082	34.8%
Net income	$297	$94	216.0%	$1,042	$807	29.1%

1.	See the Reconciliation of GAAP to Pro Forma GAAP Results table attached at the end of this document.

“With net income growing 29 percent on a pro forma basis, our 2005 results clearly demonstrate the success of the merger,” said Dianne M. Neal, RAI’s chief financial officer. “We exceeded $1 billion in net income, and we reached that despite significant incremental charges.”
Fourth Quarter Financial Results (Pro Forma GAAP)
Even though the merger was completed prior to the fourth quarter of 2004, pro forma results for that quarter differ from GAAP results for the same quarter. That is because GAAP results show certain acquisition-related costs in the fourth quarter of 2004, when they were incurred, whereas pro forma guidelines require that those costs be recognized beginning Jan. 1, 2004.
On a pro forma GAAP basis, fourth-quarter 2005 net sales were $2.05 billion, up 2.3 percent from the prior-year period. Fourth-quarter 2005 pro forma operating income of $218 million was up 175.9 percent from the prior-year period. Net income for the fourth quarter of 2005 of $297 million was up 216.0 percent from the prior-year period on a pro forma GAAP basis.
A table that details significant items that were included in pro forma GAAP earnings during the fourth-quarter periods of 2004 and 2005 is attached.
Full Year Financial Results (Pro Forma GAAP)
Full-year pro forma GAAP results are computed as if the merger had been completed on Jan. 1, 2004. As a result, the 2004 pro forma results include 12 months of operations at B&W and certain adjustments related to acquisition costs, compared with only five months of B&W operations included in the GAAP results. Other than these differences, the pro forma comparisons reflect all of the same dynamics that were discussed for GAAP results.
On a pro forma GAAP basis, Reynolds American’s full-year 2005 net sales were essentially flat (down 0.4 percent), operating earnings increased 34.8 percent to $1.46 billion, and net income rose 29.1 percent to $1.04 billion.
Operating Company Volume (Pro Forma)
The following volume information is reported as if all brands had been part of RAI’s operating companies beginning Jan. 1, 2004.

	For the Three Months				For the Year
	Ended Dec. 31				Ended Dec. 31
			%			%
(volume in billions of units)	2005	2004	Change	2005	2004	Change
R.J. Reynolds volume	26.6	28.0	(4.9)%	107.4	113.6	(5.5)%
Full-price	16.2	16.6	(2.3)%	64.8	67.3	(3.8)%
Savings	10.4	11.4	(8.6)%	42.6	46.2	(7.9)%
Other volume[1]	0.6	0.6	7.3%	2.5	2.4	4.3%
Total domestic volume[2]	27.3	28.6	(4.6)%	109.8	115.9	(5.3)%

1.	Other volume includes U.S. cigarette volume for Santa Fe, Lane, and Puerto Rico and other U.S. territories.

2.	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis. Percentages are calculated from unrounded volume numbers.

R.J. Reynolds’ Shipment Volume (Pro Forma)
R.J. Reynolds’ 2005 fourth-quarter pro forma shipment volume of 26.6 billion units was down 4.9 percent. For the full year, pro forma shipment volume declined 5.5 percent to 107.4 billion units.
For the quarter, full-price mix improved to 60.8 percent, up 1.6 percentage points from the year-ago quarter. For the full year, full-price mix improved 1.1 percentage points to 60.4 percent.
R.J. Reynolds’ Retail Share (Pro Forma)
“Our 2005 market-share results show that our new brand-portfolio strategy is making a difference in the marketplace,” said Lynn J. Beasley, R.J. Reynolds’ president and chief operating officer. “Our focus on Camel and Kool as investment brands is delivering strong results, with both brands accelerating their growth and ending the year at their highest share levels in years.
“Camel’s filtered styles exited the year with more than 7 percent of the U.S. market, which helped the brand achieve a full-year share of 6.68 percent — their highest ever,” she said. “Kool ended the year with a national share of more than 3 percent, and had a full-year share of 2.98 percent, its highest full-year share since 1999. On a combined basis, Camel and Kool increased their full-year share by 0.58 share points in 2005 — more than double their combined growth in 2004.”
Beasley said that Camel and Kool’s gains were the result of the increased support those brands receive as investment brands — with a strategy that focuses on strong brand positionings, product and packaging innovations, and superior retail execution and presence.
She noted that the company’s new portfolio strategy is not only accelerating investment brand growth, it is also making headway in moderating overall company share declines. On a pro forma basis, the total company share decline for 2005 was 0.84 share points, versus a 1.27 share-point decline during the previous year.
Reynolds American Outlook
“We are pleased with Reynolds American’s performance and results in 2005, and 2006 will be another year of dynamic growth,” Neal said. “R.J. Reynolds will continue to generate investment-brand growth and capture additional merger synergies — bringing us to our goal of achieving $600 million in annualized savings by the end of 2006.
“In addition,” she said, “we will begin to realize savings from new productivity initiatives that will produce approximately $325 million in savings over the next five years. These savings, coupled with other elements of our new business model, will allow us to deliver annual EPS percentage growth in the low single digits, beginning in 2007.”
In announcing the following 2006 forecast, Neal noted that Reynolds American has decided to provide earnings guidance on the basis of full-year GAAP earnings per diluted share. For 2006, Neal said, Reynolds American forecasts diluted earnings per share of $8.00 to $8.40. This estimate includes the after-tax effect of:
•	$125 million to $150 million in pre-tax incremental merger-related synergies, which will be partially offset by pre-tax merger-related costs of approximately $50 million.

•	$75 million to $100 million in pre-tax productivity initiatives for the year, against a five-year plan to deliver approximately $325 million in new productivity savings.

•	A $60 million net tax benefit resulting from the favorable resolution of prior years’ tax matters.

Neal said the company projects a 2006 volume decline of approximately 5 percent.
“We expect our balance sheet to remain strong in 2006,” Neal said. “We should end the year with cash and short-term investments of about $2.7 billion, which includes merger-related cash costs of about $150 million. We expect debt at year-end of $1.6 billion.”
Conference Call Webcast Today
Reynolds American will webcast a conference call to discuss fourth-quarter and full-year 2005 financial results at 9:30 a.m. Eastern Time on Wednesday, Feb. 8, 2006. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.
Cautionary Information Regarding Forward-Looking Statements
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include: the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes that are pending or may be instituted against RAI or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under the MSA and other state settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of deep-discount brands; the success or failure of new product innovations and acquisitions; the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs; the ability to realize the benefits and synergies arising from the combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W; the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales; the cost of tobacco leaf and other raw materials and other commodities used in products, including future market pricing of tobacco leaf which could adversely impact inventory valuations; the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash; the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels; the rating of RJR’s securities; the restrictive covenants of RJR’s revolving credit facility; the possibility of fire, violent weather and other disasters that may adversely the manufacturing facilities; any adverse effects from the transition of the packaging operations formerly conducted by RJR Packaging, LLC, a wholly owned subsidiary of RJR Tobacco, to the buyers of RJR Packaging, LLC’s businesses; any adverse effects arising out of the implementation of an SAP enterprise business system in 2006; and the potential existence of significant deficiencies or material weaknesses in internal controls over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002. Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products for U.S. and international markets. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
     (financial tables follow)

REYNOLDS AMERICAN INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME-GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$1,952	$1,845	$7,779	$6,196
Net sales, related party	95	156	477	241

	2,047	2,001	8,256	6,437
Cost of products sold	1,183	1,225	4,919	3,872
Selling, general and administrative expenses	436	485	1,611	1,455
(Gain) loss on sale of assets	(1)	—	24	—
Amortization expense	8	13	41	24
Restructuring and asset impairment charges	3	30	2	5
Goodwill and trademark impairment charges	200	199	200	199

Operating income	218	49	1,459	882
Interest and debt expense	32	23	113	85
Interest income	(32)	(14)	(85)	(30)
Other (income) expense, net	1	(6)	15	(2)

Income from continuing operations before income taxes	217	46	1,416	829
Provision for (benefit from) income taxes	(23)	(19)	431	202

Income from continuing operations	240	65	985	627
Gain on sale of discontinued businesses, net of income taxes (1)	2	11	2	12

Income before extraordinary item	242	76	987	639
Extraordinary item — gain on acquisition (2)	55	—	55	49

Net income	$297	$76	$1,042	$688

Basic income per share:
Income from continuing operations	$1.63	$0.44	$6.68	$5.66
Gain on sale of discontinued businesses (1)	0.01	0.08	0.01	0.11
Extraordinary item (2)	0.37	—	0.38	0.44

Net income	$2.01	$0.52	$7.07	$6.21

Diluted income per share:
Income from continuing operations	$1.63	$0.44	$6.67	$5.62
Gain on sale of discontinued businesses (1)	0.01	0.07	0.01	0.11
Extraordinary item (2)	0.37	—	0.37	0.44

Net income	$2.01	$0.51	$7.06	$6.17

Basic weighted average shares, in thousands	147,418	147,467	147,395	110,778

Diluted weighted average shares, in thousands	147,600	147,694	147,586	111,436

(1)	The 1999 gain on the sale of the international tobacco business was adjusted as a result of a favorable resolution of prior-years’ tax matters.

(2)	Includes adjustments to the 2000 extraordinary gain on acquisition, resulting from favorable resolution of prior-years’ tax matters.

REYNOLDS AMERICAN INC.
Reconciliation of 2004 GAAP Results to 2005 GAAP Results
(Dollars in Millions)
(Unaudited)

	Fourth Quarter		Twelve Months
	Operating	Net	Operating	Net
	Income	Income	Income	Income
2004 Results	$49	$76	$882	$688
Add back 2004 settlements	17	11	50	31
Add back 2004 Phase II growers’ trust offset	(69)	(42)	(69)	(42)
Add back 2004 return goods reserve adjustment	38	23	38	23
Add back 2004 merger/integration costs	43	26	130	79
Add back 2004 impairment charges	199	120	199	120
Add back 2004 restructuring charges	30	18	5	3
Deduct 2004 favorable resolution of tax matters	—	(30)	—	(126)
Deduct 2004 gain on discontinued businesses	—	(11)	—	(12)
Deduct 2004 extraordinary gain on acquisition	—	—	—	(49)
Federal tobacco buyout assessment	—	—	(81)	(52)
Phase II growers’ trust offset	—	—	79	51
Phase II growers’ trust related expenses	1	1	(52)	(33)
Merger/integration costs	(19)	(12)	(107)	(69)
Impairment charges	(200)	(128)	(200)	(128)
Restructuring charges	(3)	(2)	(2)	(1)
Loss on sale of assets	1	1	(24)	(15)
Favorable resolution of tax matters	—	78	—	78
Discontinued operations	—	2	—	2
Extraordinary gain on acquisition	—	55	—	55
Operations and other	131	111	611	439

2005 Results	$218	$297	$1,459	$1,042

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	December 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$1,333	$1,499
Short-term investments	1,373	473
Other current assets	2,359	2,652
Trademarks, net	2,188	2,403
Goodwill	5,672	5,685
Other noncurrent assets	1,594	1,716

	$14,519	$14,428

Liabilities and shareholders’ equity
Tobacco settlement and related accruals	$2,254	$2,381
Current maturities of long-term debt	190	50
Accrued liabilities and other current liabilities	1,705	1,624
Long-term debt (less current maturities)	1,558	1,595
Deferred income taxes	639	805
Long-term retirement benefits	1,374	1,469
Other noncurrent liabilities	246	328
Shareholders’ equity	6,553	6,176

	$14,519	$14,428

REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Pro-forma GAAP Results
The pro-forma GAAP results for the quarter and twelve months ended December 31, 2004, are presented as if the merger had been completed on January 1, 2004.

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
Operating income:
RAI GAAP	$218	$49	$1,459	$882
B&W/Lane GAAP results	—	—	—	328
Proforma adjustments	—	30	—	(128)

RAI pro-forma GAAP	$218	$79	$1,459	$1,082

The proforma GAAP operating results include the following expenses (income):
RAI federal tobacco buyout assessment	—	—	81	—
RAI settlements	—	17	—	50
RAI Phase II growers’ trust offset	—	(69)	(79)	(69)
RAI Phase II growers’ trust related expenses	(1)	—	52	—
RAI returned goods reserve adjustment	—	38	—	38
RAI merger/integration costs	19	43	107	130
RAI impairment charges	200	199	200	199
RAI net restructuring charges	3	30	2	5
RAI loss on sale of assets	(1)	—	24	—
B&W merger/integration costs	—	—	—	34
B&W restructuring charge	—	—	—	1

Net income:
RAI GAAP	$297	$76	$1,042	$688
B&W/Lane GAAP Results	—	—	—	180
Proforma adjustments	—	18	—	(61)

RAI pro-forma GAAP	$297	$94	$1,042	$807

The proforma GAAP results include the following expenses (income):
RAI federal tobacco buyout assessment	—	—	52	—
RAI settlements	—	11	—	31
RAI Phase II growers’ trust offset	—	(42)	(51)	(42)
RAI Phase II growers’ trust related expense	(1)	—	33	—
RAI returned goods reserve adjustment	—	23	—	23
RAI merger/integration costs	12	26	69	79
RAI impairment charges	128	120	128	120
RAI net restructuring charges	2	18	1	3
RAI loss on sale of assets	(1)	—	15	—
RAI favorable resolution of tax matters	(78)	(30)	(78)	(126)
RAI gain on sale of discontinued operations	(2)	(11)	(2)	(12)
RAI extraordinary gain on acquisition	(55)	—	(55)	(49)
B&W merger/integration costs	—	—	—	23
B&W restructuring charge	—	—	—	1